                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K
                                Current Report

                      Pursuant to Section 13 or 15(d) of
                          the Securities Act of 1934



     Date of Report (Date of earliest event reported): September 19,  2000


                      SYMPLEX COMMUNICATIONS CORPORATION
                   ----------------------------------------
            (Exact name of Registrant as specified in its charter)


         Delaware                    0-22631              38-3338110
----------------------------    ----------------    ----------------------
(State or other jurisdiction    (Commission File       (I.R.S. Employer
     of  incorporation)              Number)        Identification Number)


                              11060 Hi Tech Drive
                         Whitmore Lake, Michigan 48189
                   -----------------------------------------
                    (Address of principal executive office)


                                (734) 449-9370
                      ----------------------------------
                        (Registrant's telephone number,
                             including area code)


                                    N/A
                     ------------------------------------
                        (Former name or former address,
                         if changed since last report)

Item 5.  Other Events.

     (i) At a Board meeting on September 19, 2000, the resignation of Duane Gardner, acting President and Chief Executive Officer, was accepted and Thomas Mayer was appointed on an interim basis to replace him. Mr. Mayer is a long-term member of the Board and a former President and Chief Executive Officer of the Company.

     (ii) In a press release dated October 13, 2000, Thomas Mayer, interim President and Chief Executive Officer, announced that the Company would take immediate action to explore the sale, in whole or in parts, of the assets of the Company. In the same press release, the election of Mark Wilkie to the Board was announced.

     (iii) In a second press release dated October 13, 2000, the Company reported preliminary unaudited results for the third quarter ended September 30, 2000, showing a decrease in revenues and a net loss in comparison to September 30, 1999. The Company believes the decrease is primarily the result of a decrease in international sales and the effort to reduce operating expenses in anticipation of the Company redirecting its efforts in pursuit of licensing opportunities and providing custom technology solutions.

Item 7.  Exhibits.

     99.1 Press Release dated September 19, 2000, regarding the resignation of Duane Gardner, acting President and Chief Executive Officer, and the appointment of Thomas Mayer on an interim basis to replace Mr. Gardner.

     99.2 Press Released dated October 13, 2000, announcing that the Company will take immediate action to explore the sale, in whole or in parts, of the assets of the Company, as well as explore the possibility of merging with a private company. Additionally, the election of Mark Wilkie to the Board was also announced.

     99.3 Press Released dated October 13, 2000, reporting preliminary unaudited results for third quarter ended September 30, 2000.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          SYMPLEX COMMUNICATIONS CORPORATION

                          By:  /s/ Thomas Mayer
                               -------------------------------
                               Thomas Mayer
                               Interim  President and Chief Executive Officer
Date: October 31, 2000